SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC




                                  FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                     The Securities Exchange Act of 1934




                        Date of Report:  May 22, 2000




                       GOLDEN EAGLE INTERNATIONAL, INC.
              --------------------------------------------------
            (Exact name of registrant as specified in its charter)




     Colorado                      0-23726            84-1116515
     ----------------            ------------        --------------
     (State or other             (Commission         (IRS Employer
     jurisdiction of              File Number)       Identification No.)
     incorporation)




    12401 South 450 East, Bldg. D2, Suite A, Salt Lake City, UT     84020
     ------------------------------------------------------------  ---------
              (Address of principal executive offices)             (Zip Code)




     Registrant's telephone number, including area code:  (801) 619-9320

Item 5.     Other Events

     Golden Eagle International, Inc. issued a press release on May 8, 2000, announcing that its Board of Directors has appointed Max Staheli, 58, as a new member of the Board. Mr. Staheli has served as a member of Golden Eagle's Technical Advisory Board for the past three years. Mr. Staheli received his B.A. in Finance and an MBA from the University of Utah. He worked for KPMG Peat, Marwick & Co. in Honolulu, Hawaii in the late 60's, and nine years as a manager with Atlantic Richfield Co. (1973-82). Between 1982 and 1997, Mr. Staheli worked for Barrick Gold Corporation, most recently as its Controller of South American Operations headquartered in Lima, Peru. Mr. Staheli developed and implemented administrative policies and procedures for Barrick's launch into South America. He also successfully built the corporate structure for Barrick's extensive exploration and development program, which included Bolivia. Mr. Staheli was instrumental in the rapid growth of Barrick Gold Corporation in the South American market between 1994-96. In September 1997, Mr. Staheli was awarded the Medal of Civic Merit by the Prefect (Governor) of the State of La Paz, Bolivia, for his work in promoting investment in the Bolivian mining industry, and for his contribution to the progress within the La Paz state. The Medal of Civic Merit is the highest honor that can be awarded by the state government in Bolivia.

     Golden Eagle International, Inc. is a gold exploration and mining company located in Salt Lake City, Utah. The Company is currently focusing its efforts on developing its mining rights in Tipuani Gold Mining District in Bolivia. For more information about the Company, call Sabrina Martinez at
(801) 619-9320 or Guy Murrel at (303) 581-7760. Media inquires should be directed to Mr. Murrel. Golden Eagle can also be found at its website: www.geii.com, where management recommends that all shareholders and prospective shareholders review its Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K.


                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:   May 22, 2000                   Golden Eagle International, Inc.


                                       By:     /s/  Terry C. Turner
                                           Terry C. Turner, President